EXHIBIT 10.1
KAYDON CORPORATION
EXECUTIVE MANAGEMENT BONUS PROGRAM
(Amended and Restated Effective February 14, 2008)
     1. Definitions. The following terms have the meanings indicated unless a different meaning is clearly required by the context:
     “Approval Date” means March 2, 2005, which is the date on which this Bonus Plan was approved by the Board of Directors of the Company.
     “Bonus Plan” means this Kaydon Corporation Executive Bonus Program, as amended from time to time.
     “Cause” means a determination by the Company that a Participant has committed a fraud or felony, engaged in deliberate, willful or gross misconduct, or in conduct detrimental to the Company team effort, or was insubordinate, or performed in an overall unacceptable manner, or violated the policies of the Company as may be established by the Company from time-to-time, or committed an act of moral turpitude, or committed any other act that causes or may reasonably be expected to cause substantial injury to the Company or to its reputation.
     “Change in Control” means the occurrence of any of the following events:
     (a) 50% Stock. The acquisition, by a person or Persons Acting as a Group, of stock of the Company that together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of Company;
     (b) 35% Stock. The acquisition, by a person or Persons Acting as a Group, of ownership of stock of the Company that constitutes 35% or more of the total voting power of Company’s stock in a single transaction or within a twelve month period ending with the most recent acquisition;
     (c) Directors. The majority of members of the Board being replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election;
     (d) Assets. The acquisition, by a person or Persons Acting as a Group, of the Company’s assets that have a total gross fair market value equal to or exceeding forty percent (40%) of the total gross fair market value of Company’s assets in a single transaction or within a twelve month period ending with the most recent acquisition. For the purpose of this section, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or
     (e) Merger. A reorganization, merger or consolidation of the Company, the substantive effect of which is a Change in Control under any of subsections (a), (b), (c) or (d) above, unless with or into a Permitted Successor.

     “Committee” means the Compensation Committee of the Company’s Board of Directors, each of the members of which is a “non-employee director” within the meaning of Rule 16b-3.
     “Company” means Kaydon Corporation and any of its wholly-owned subsidiaries or affiliates.
     “Continuing Directors” means the individuals constituting the Board of Directors of the Company on the Approval Date, and any subsequent directors whose election or nomination for election was approved by a vote of 2/3 or more of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company.
     “Excluded Holder” means any Person who on the Approval Date was the beneficial owner of 20% or more of the outstanding Common Stock of the Company, a subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company or any trust holding such Common Stock pursuant to the terms of an employee benefit plan of the Company.
     “Executive Officer” means the Chief Executive Officer (“CEO”), the Chief Financial Officer, the Chief Operating Officer and such other Senior Vice Presidents or other senior executive officers of the Company as the Committee shall designate from time to time.
     “Good Reason” means (a) the assignment of a Participant to any duties or responsibilities that are a reduction of, or are materially inconsistent with, the Participant’s position, duties, responsibilities or status on the Approval Date, (b) a change in a Participant’s reporting responsibilities or titles in effect on the Approval Date that results in a reduction of the Participant’s responsibilities or position, (c) the reduction of a Participant’s annual salary, level of benefits (except for a reduction uniformly applicable to all similarly situated executives), projected Supplemental Executive Retirement Plan benefits, or (d) transfer of the Participant to a location more than forty (40) miles from the Participant’s location of employment on the Approval Date which requires a change in residence or a material increase in the amount of travel normally required of the Participant in connection with his employment.
     “Permitted Successor” means a corporation that immediately after the consummation of a transaction described in the definition of “Change in Control” satisfies all of the following criteria: (a) at least 60% of the voting securities of such corporation is beneficially owned by Persons who were the beneficial owners of the Company’s Common Stock immediately prior to such transaction, (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding voting securities of such corporation and (c) at least a majority of the Board of Directors of such corporation is comprised of Continuing Directors.
     “Person” means a natural person, corporation, partnership, limited liability company, government or political subdivision, agency or instrumentality of a government.
     2. Purpose. The purpose of this Bonus Plan is to provide annual incentives to certain senior executive officers in a manner designed to reinforce the Company’s performance goals; to link a significant portion of participants’ compensation to the achievement of such goals; and to continue to attract, motivate and retain key executives on a competitive basis.
     3. Participation. Participants in this Bonus Plan are the Executive Officers of the Company. The Committee shall determine the effective date of a Participant’s participation in this Bonus Plan. Each Participant shall execute an Agreement annually, a form of which is attached hereto as Exhibit A, acknowledging his willingness to participate in this Bonus Plan and agreeing to preserve corporate opportunity with the Company for a period ending two years following receipt of the last bonus payment made pursuant to this Bonus Plan. The Company may modify and amend the Agreement at its discretion prior to each Bonus Plan year.
     4. Performance Metric and Adjustments. The metric, or benchmark, against which Company performance shall be measured for purposes of determining whether bonuses shall be awarded to Participants, and the amount of such bonuses, shall be earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations.
     5. Performance Objective. The performance objective for each year will be Target EBITDA, which shall be determined by the Committee each year at a regular Board of Directors meeting occurring prior to the 90th day of the year for which Target EBITDA is to be determined. In conjunction with, or promptly after, the presentation of the annual budget for the following year, management will present to the Committee a recommended Target EBITDA for the following fiscal year. The Committee shall evaluate the recommended Target EBITDA and Budget and may determine the final Target EBITDA utilizing this information and any additional information that it deems relevant.
     6. Bonus Calculations. Participant bonuses shall be based on the level of EBITDA achieved for the fiscal year, compared to Target EBITDA for that year, in accordance with the following:
     (a) No Bonus payout shall be made if EBITDA achieved is equal to or less than 90% of Target EBITDA;
     (b) Bonus payments will equal 6% of base salary for each Participant other than the CEO (“Non-CEO Participants”), and 10% of base salary for the CEO, for each 1% that EBITDA achieved for the year exceeds 90% of Target EBITDA, up to 100% of Target EBITDA, and 4% of base salary for Non-CEO Participants, and 10% of base salary for the CEO, for each 1% that EBITDA achieved exceeds 100% of Target EBITDA. An example would be:
     (i) if EBITDA is 93% of Target EBITDA, the bonus will be 18% of a Non-CEO Participant’s base salary and 30% of the CEO’s base salary;
     (ii) if EBITDA is 100% of Target EBITDA, the bonus will be 60% of a Non-CEO Participant’s base salary; and 100% of the CEO’s base salary and
     (iii) if EBITDA is 110% of Target EBITDA, the bonus will be 100% of a Non-CEO Participant’s base salary and 200% of the CEO’s base salary.

     (c) A Non-CEO Participant’s bonus may not exceed 100% of the Participant’s base salary and the CEO’s bonus may not exceed 200% of base salary.
     7. Discretionary Bonus Payments. In addition, at the discretion of the Committee, a discretionary cash bonus may be paid to any Participant in an amount up to 25% of base salary that shall be in addition to, or in lieu of, the bonus payment, if any, determined pursuant to Section 6.
     8. Payment of Bonus Awards.
     (a) Conditions for Payment After Termination of Employment. If a Participant’s employment with the Company terminates, the following provisions shall apply:
     (i) Termination for Cause. If a Participant’s employment is terminated by the Company for Cause, no bonus shall be paid to the former Participant for any period prior to the date of termination.
     (ii) Termination by Participant. If a Participant terminates his or her employment without Good Reason, no bonus shall be paid to the former Participant for any period prior to the date of termination.
     (iii) Termination Following Death, Disability or Retirement. If a Participant’s employment is terminated due to a Participant’s death, disability or retirement at the normal retirement age prior to payment of a bonus award, such bonus shall be paid (A) in the event of death, to the designated beneficiary of the Participant or, if no beneficiary shall have been designated, the representative of the Participant’s estate and (B) in the event of disability or retirement, to the former Participant, and if termination occurs during a fiscal year, the amount of bonus award shall be pro rated for that year based on the number of days worked prior to termination of employment.
     (iv) Termination without Cause or for Good Reason, etc. If a Participant’s employment is terminated without Cause, or the Participant terminates his or her employment for Good Reason following a Change in Control and prior to the payment of a bonus award, the Company shall nevertheless pay such bonus to the terminated Participant. If termination occurs during a fiscal year, the amount of bonus award shall be pro rated for that year based on the number of days worked prior to termination of employment.
     (b) Change in Control Payment. In the event of a Change in Control of the Company, a bonus for the year in which the Change in Control occurs, together with any unpaid bonus from the preceding year, shall be immediately payable on the date of the Change in Control. Such bonus shall be equal to 100% of a Participant’s base salary for the year in which a Change in Control occurs.

     9. Administrative Provisions. This Bonus Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting this Bonus Plan and Participants, including sole authority to interpret and construe any provision of this Bonus Plan, to adopt such rules and regulations for administering this Bonus Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of this Bonus Plan. Decisions of the Committee shall be final and conclusive, and binding on all parties. All expenses of administering this Bonus Plan shall be borne by the Company. No member of the Committee shall be liable for any action, omission, or determination relating to this Bonus Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of this Bonus Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to this Bonus Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.
     10. Miscellaneous.
     (a) This Bonus Plan was adopted by the Board of Directors on the Approval Date and will be effective commencing with bonuses payable in respect of the Company’s fiscal year ending December 31, 2005. This Bonus Plan was amended and restated effective February 14, 2008, by action of the Board of Directors, in compliance with the provisions of Section 10(b).
     (b) The Board of Directors may at any time amend this Bonus Plan in any fashion or terminate or suspend this Bonus Plan, provided that no such action shall adversely affect a Participant’s rights under this Bonus Plan with respect to bonus arrangements agreed to by the Company and the Participant, pursuant to a written agreement or otherwise, before the date of such action, without the consent of the Participant.
     (c) This Bonus Plan shall be governed by and construed in accordance with the internal laws of the State of Michigan applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.
     (d) All amounts required to be paid under this Bonus Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.
     (e) Nothing contained in this Bonus Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant’s employment. No person shall have any claim or right to participate in or receive any award under this Bonus Plan for any particular fiscal year or any part thereof.
     (f) The Company’s obligation to pay a Participant any amounts under this Bonus Plan shall be subject to setoff, counterclaim or recoupment of amounts owed by a Participant to the Company.
     (g) The right of a Participant or of any other person to any payment under this Bonus Plan shall not be assigned, transferred, pledged or encumbered in any manner, and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.

EXHIBIT A
AGREEMENT
     This Agreement (the “Agreement”) is made as of                     , 20                    , by and between KAYDON CORPORATION, a Delaware corporation (the “Company”), and                      (the “Executive”). The Executive is a Participant in the Company’s Cash Bonus Plan (the “Bonus Plan”) and is eligible to receive a cash bonus award(s) under the Bonus Plan provided that the performance targets established under the Bonus Plan are achieved. It is a condition of the Executive’s eligibility to participate in the Bonus Plan that this Agreement be entered into annually and to protect and preserve the Company’s existing and future business relationships and corporate opportunities.
     *Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Bonus Plan. The parties, intending to be legally bound, agree as follows:
     1. Non-Disclosure of Confidential Information. The Executive agrees not to disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of the Executive, without the Company’s written consent, unless and only to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Executive’s fault or the fault of any other Person bound by a duty of confidentiality to the Company.
     As used herein, “Confidential Information” includes: (a) any and all trade secrets concerning the business and affairs of the Company, its subsidiaries and affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, and similar systems of the Company, its subsidiaries and affiliates; (b) any and all information concerning the business and affairs of the Company, its subsidiaries and affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques, however documented; and (c) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company, its subsidiaries and affiliates containing or based, in whole or in part, upon any information included in the foregoing.
     2. Non-Competition and Non-Solicitation. As an inducement for the Company to permit the Executive to participate in the Bonus Plan, the Executive agrees that for a period of two years after the receipt of the last payment of a bonus award under the Bonus Plan:
     (a) The Executive will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any

Person engaged in or planning to become engaged in the a business whose products or activities compete in whole or in part with the business conducted by the Company, its subsidiaries or its affiliates at the time of receipt by the Executive of such last bonus payment; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller and each Shareholder agree that this covenant is reasonable with respect to its duration, geographical area and scope.
     (b) The Executive will not, directly or indirectly, (A) induce or attempt to induce any employee of the Company, its subsidiaries or its affiliates to leave his or her employment; (B) in any way interfere with the relationship between the Company, its subsidiaries or its affiliates and any such employee; (C) employ or otherwise engage as an employee, independent contractor or otherwise any employee of the Company, its subsidiaries or its affiliates; or (D) induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with the Company, its subsidiaries or its affiliates or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity.
     (c) The Executive will not, directly or indirectly, solicit the business of any Person known to be a customer of the Company, its subsidiaries or its affiliates, whether or not the Executive had personal contact with such Person, with respect to products or activities which compete in whole or in part with the business operated by the Company, its subsidiaries or its affiliates.
     (d) The Executive will not disparage the Company, its subsidiaries or its affiliates or the business conducted by any of them or any shareholder, director, officer, employee or agent of the Company, its subsidiaries or its affiliates.
     3. Arbitration. The Executive and the Company agree that any disagreement dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, or validity, or the terms and conditions of the Executive’s employment (including but not limited to the termination of that employment), will be settled exclusively and finally by arbitration irrespective of its magnitude, the amount in controversy, or the nature of the relief sought. The arbitration shall be conducted in accordance with the Employment Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) (the terms of which then in effect are incorporated here). The arbitral tribunal shall consist of one arbitrator skilled in arbitration of executive employment matters. The parties to the arbitration shall jointly directly appoint the arbitrator within thirty (30) days of initiation of the arbitration. If the parties fail to appoint the arbitrator as provided above, the arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who has had substantial experience in executive employment matters. The Company shall pay all of the fees, if any, and expenses of the arbitrator and the arbitration. The arbitration shall be conducted in the Southeastern Michigan area or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel shall have the right to examine its witnesses and to

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cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances where the arbitrator determines that the interests of justice require a different procedure. Any decision or award of the arbitrator shall be final and binding upon the parties to the arbitration proceeding. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction. Nothing contained here shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement. The provisions of this Section shall survive the termination or expiration of this Agreement, shall be binding upon the Company’s and the Executive’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Company. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.
     4. Miscellaneous.
     (a) This Agreement will be governed by Michigan law and will be binding upon and will inure to the benefit of the respective successors and assigns of the parties.
     (b) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right except in writing; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party, or of the right of the party giving such notice or demand to require the other party, to take further action without notice or demand as provided in this Agreement.
     (c) Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Michigan, County of Washtenaw or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Michigan, and the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
     (d) Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this

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Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller and Shareholders to the greatest extent permissible.
     (e) This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     (f) The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “Including” does not limit the preceding words or terms.
     (g) All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is also promptly mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Executive:

Company:	315 East Eisenhower Parkway, Suite 300 Ann Arbor, Michigan 48108
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

EXECUTIVE:	KAYDON CORPORATION

By:

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